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                                   EXHIBIT 1
         RESOLUTION OF AMERICAN UNITED LIFE INSURANCE COMPANY(R) ("AUL")
              BOARD OF DIRECTORS ESTABLISHING AMERICAN UNITED LIFE
                         POOLED EQUITY FUND B ("FUND B")
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               (Excerpted language from the Minutes of a meeting
                of the Board of Directors held on Nov. 17, 1967)

RESOLUTION - ESTABLISHMENT OF AMERICAN UNITED EQUITY FUND B

Upon motion of Mr. Ice, seconded by Mr. Frenzel, the following resolution was adopted unanimously:

RESOLVED, That the Board of Directors of American United Life Insurance Company does hereby:

(a) Establish, under the provisions of Section 59 of the Indiana Insurance Law, a segregated investment account for the annuities (including variable annuities which qualify as "tax sheltered annuities" under Section 403 (b) of the Internal Revenue Code) and insurance of the Company fundable and computable as to payments or benefits on the basis of experience factors of such account, the assets of which shall be set aside by the Company from contributions or considerations received by it under the contracts providing for such annuities or insurance, such account to be known as "American United Life Pooled Equity Fund B";

(b) Approve and authorize the issuance of Group Pooled Equity Fund B Contracts' and certificates issued thereunder, in the style and form of the contracts and certificates copies of which were presented to this meeting and reserves for which shall be accumulated in the aforesaid Fund B;

(c) Approve and adopt the rules and regulations of American United Life Pooled Equity Fund B, copies of which were presented to this meeting and pursuant to which the aforesaid Fund B shall be managed and administered:

(d) Designate and appoint the following persons to constitute the initial members of the Board of Managers of Pooled Equity Fund B, to serve until the first annual meeting of Participants of such Fund:

                               Victor C. Seiter
                               Paul W. Cook, Jr.
                               Harold W. Handley
                               L. S. Norman
                               Frank J. Travers

     and further designate Victor C. Seiter to be the temporary chairman of the Board of Managers pending the formal organization of such Board;

(e) Approve and authorize on behalf of the Company the sales and administrative services agreement presented to this meeting to be entered into between the Company and Fund B;

(Board Meeting, Nov. 17, 1967)                                             8.

(f) Approve and authorize on behalf of the Company the investment management services agreement presented to this meeting to be entered into between the Company and Fund B;

(g) Approve and authorize on behalf of the Company the safekeeping agreement presented to this meeting to be entered into among the Company, Fund B and the____________________ ;

(h) Authorize and direct that Fund B be registered as an investment company under the Investment Company Act of 1940, as amended, with such exemptions therefrom to be applied for as may be required on advice of counsel to the Company;

(i) Authorize and direct that the Group Pooled Equity Fund B Contracts and the annuities be issued thereunder be registered as required, upon advice of counsel, under the Securities Act of 1933 and such Blue-Sky Laws as may be applicable;

(j) Authorize the registration of the Company as broker-dealer under the Securities Act of 1934 and under Blue Sky Laws of the states where such registration is required on such forms and in such manner as counsel for the Company may advise is necessary in order to carry out the sale of the variable annuities under the Group Pooled Equity Fund B Contract;

(k) Authorize and direct that the approval of the Department of Insurance be obtained for the Group Pooled Equity Fund B Contract and other-related matters; and

(l) Authorize and direct that appropriate requests for tax rulings on behalf of the Company be filed as may be required upon advice of counsel;

RESOLVED FURTHER, that the officers of the Company are authorized and directed for and on its behalf to do any and all acts and things and to execute, deliver, record and file any and all instruments and other documents necessary or incidental to the establishment and operation of the aforesaid Fund B and the issuance of variable annuities under the aforesaid Group Pooled Equity Fund B Contracts;

RESOLVED FURTHER that the officers of the Company are authorized upon advice of counsel to make such changes in the forms and contracts and other documents approved at this meeting as may be necessary to comply with any legal requirements pertaining thereto in order to carry out the sale of the variable annuities under the Group Pooled Equity Fund B Contracts.